                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(A) of the Securities
                             Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           Host Marriott Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                               [LOGO OF MARRIOTT]

                              10400 Fernwood Road
                         Bethesda, Maryland 20817-1109

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD THURSDAY, MAY 18, 2000

To Our Stockholders:

  You are cordially invited to attend the Annual Meeting of Stockholders of Host Marriott Corporation, which will be held in Salon III at The Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia, on Thursday, May 18, 2000 at 11:00 a.m. Doors to the meeting will open at 10:30 a.m. At the meeting, stockholders will be asked to consider and vote on the following proposals:

  Proposal 1: Election of Robert M. Baylis, Terence C. Golden and Ann Dore
              McLaughlin as Directors for three-year terms expiring at the 2003 Annual Meeting and Christopher J. Nassetta as a Director for the remainder of the term expiring at the 2001 Annual Meeting;

  Proposal 2: Ratification of the appointment of Arthur Andersen LLP as our independent auditors; and

  Proposal 3: Consideration of a stockholder proposal to reinstate the annual election of all Directors.

  Stockholders will also transact other business if any is properly brought before the annual meeting.

  If you were a stockholder of record at the close of business on March 31, 2000, you may vote at the annual meeting. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us in the envelope provided.

  This proxy statement provides you with detailed information about the proposals to be voted on at the meeting. With this proxy statement we are also providing copies of our 1999 Annual Report to stockholders and our Form 10-K for 1999 in order to provide you with additional information about us. We encourage you to read the proxy statement and the other information carefully.

                                          By order of the Board of Directors,

                                          /s/ Christopher G. Townsend
                                          Christopher G. Townsend
April 17, 2000                            Corporate Secretary


  Please promptly complete, date, sign and return the enclosed proxy card whether or not you plan to attend the meeting.


  Refer to the note on the outside of the back cover for information on accommodations and for directions to the hotel.

                           HOST MARRIOTT CORPORATION
                              10400 Fernwood Road
                         Bethesda, Maryland 20817-1109

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 18, 2000

INFORMATION ABOUT THE ANNUAL MEETING

   Our annual meeting will be held in Salon III at The Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia, on Thursday, May 18, 2000 at 11:00 a.m. Doors to the meeting will open at 10:30 a.m. Please refer to the outside back cover of this proxy statement for information on accommodations and for directions to the hotel.

INFORMATION ABOUT THE PROXY STATEMENT

   Our Board of Directors has sent you this proxy statement to solicit your vote at the annual meeting (including any adjournment or postponement of the annual meeting). In this proxy statement we summarize information that we are required to provide to you under the Securities and Exchange Commission rules. This proxy statement is designed to assist you in voting your shares. On April 17, 2000 we began mailing the proxy materials to all stockholders of record at the close of business on March 31, 2000.

PROPOSALS TO BE CONSIDERED BY YOU AT THE ANNUAL MEETING

   At the annual meeting, we will ask you to:

  Proposal 1: elect Robert M. Baylis, Terence C. Golden and Ann Dore
              McLaughlin as Directors for three-year terms expiring at the 2003 Annual Meeting and Christopher J. Nassetta as a Director for the remainder of the term expiring at the 2001 Annual Meeting;

  Proposal 2: ratify the appointment of Arthur Andersen LLP as our independent auditors; and

  Proposal 3: consider a stockholder proposal to reinstate the annual election of all Directors.

INFORMATION ABOUT VOTING

   You may vote your shares if you were a stockholder of record of our common stock as of the close of business on March 31, 2000. Each share is entitled to one vote at the meeting. At the close of business on March 31, 2000, there were 219,824,338 outstanding shares of our common stock, par value $0.01 per share. You may vote your shares either by proxy or in person, as follows:

  . By Proxy: You can vote by completing, signing and dating the enclosed proxy card and returning it to us by mail in the envelope provided. The instructions for voting are contained on the enclosed proxy card. The individuals named on the card are your proxies. They will vote your shares as you indicate. If you sign your card without indicting how you wish to vote, all of your shares will be voted:

    .  FOR all of the nominees for Director;

    . FOR ratification of the appointment of Arthur Andersen LLP as our independent auditors to serve for the 2000 fiscal year;

    . AGAINST the stockholder proposal to reinstate the annual election of all Directors; and

    . at the discretion of your proxies on any other matters that may be properly brought before the annual meeting.

  .  In Person: You may attend the annual meeting and vote in person.

You may revoke your proxy before it is voted at the meeting if you:

  . file a written notice of revocation dated after the proxy date with First Chicago Trust Company of New York, in its capacity as our transfer agent; or

  . send First Chicago Trust Company of New York a later-dated proxy for the same shares of common stock; or

  .  attend the annual meeting AND vote in person there.

The mailing address for First Chicago Trust Company of New York is P.O. Box 8611, Edison, New Jersey 08818-9119.

   If your shares are registered differently and are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, please sign and return all proxy cards. We encourage you to have all accounts registered in the same name and address, whenever possible. You can accomplish this by contacting our transfer agent, First Chicago Trust Company of New York, at (800) 311-4816.

INFORMATION ABOUT A QUORUM

   Holders of a majority of the outstanding shares of common stock must be present at the meeting, in person or by proxy, for a quorum to be present. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If there is a stockholder vote to adjourn, the named proxies will vote all shares of common stock for which they have voting authority in favor of adjournment.

   Shares of our common stock represented by proxies that are marked "withhold authority" (with respect to the election of any nominee for election as Director), or marked "abstain," or which constitute broker non-votes, will be counted as present at the meeting for the purpose of determining a quorum. Broker non-votes occur when a nominee holding shares of our common stock for a beneficial owner has not received voting instructions from the beneficial owner and such nominee does not possess or choose to exercise discretionary authority with respect to such shares. With respect to any matter to be decided by a plurality (such as the election of Directors) or by a majority of the votes cast at the meeting, none of the proxies marked "withhold authority" or marked "abstain," or which constitute broker non-votes, will be counted for the purpose of determining the number of votes cast at the meeting.

VOTES NECESSARY FOR EACH PROPOSAL TO BE APPROVED

   Proposal One: Election of Directors--The four persons nominated for Director receiving the most votes will be elected. Shares not voted will not affect the election of Directors except to the extent that failure to vote for an individual results in another individual's receiving a larger proportion of votes.

   Proposal Two: Ratification of Independent Auditors--The ratification of Arthur Andersen LLP as our independent auditors must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on such proposal. Shares not voted will reduce the absolute number but not the percentage of the votes needed for approval. They will not be counted as votes either for or against this proposal.

   Proposal Three: Stockholder Proposal to Reinstate the Annual Election of all Directors--Under our Articles of Incorporation, the stockholder proposal to reinstate the annual election of all Directors must receive an affirmative vote of the holders of at least two-thirds of the total number of outstanding shares of our common stock as of the record date.

   Other Matters--Unless otherwise required by our bylaws or by applicable Maryland law, any other matter properly presented for a vote at the meeting will require an affirmative vote from a majority of the shares of our common stock present and voting on such proposal.

COSTS OF PROXIES

   In addition to mailing you this proxy statement and the other enclosed materials, we have hired MacKenzie Partners, Inc. to be our proxy solicitation agent for a fee of $6,500 plus expenses. We may also make additional solicitations by telephone, facsimile or other forms of communication. We will reimburse brokers, banks and other nominees who hold our stock on behalf of other beneficial owners for their expenses related to forwarding our proxy materials to those beneficial owners. We will bear the entire cost of the solicitation.

INFORMATION TO RELY UPON WHEN CASTING YOUR VOTE

   You should rely only on the information contained in this proxy statement or incorporated by reference when voting on these matters. We have not authorized anyone to give any information or to make any representation in connection with this proxy solicitation other than those contained in or incorporated by reference in this proxy statement. You should not rely on such information or representation as having been authorized by us. You should not infer under any circumstances that because of the delivery to you of this proxy statement there has not been a change in the facts set forth in this proxy statement or in our affairs since the date on this proxy statement.

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

   Four Directors will be elected at the 2000 annual meeting. Robert M. Baylis, Terence C. Golden and Ann Dore McLaughlin are being elected as Class II Directors to serve until the annual meeting of stockholders in 2003. Christopher J. Nassetta is being elected as a Class III Director to serve until the annual meeting of stockholders in 2001. Mr. Nassetta was elected to the Board on November 2, 1999 by a majority of the Board of Directors to fill a vacancy caused by an increase in the number of Class III Directors from two to three. Each of them is an incumbent Director. The table below contains certain biographical information about them as well as our other Directors. They have consented to serve if elected, but should any nominee be unavailable to serve, the proxies named on your proxy card will vote for the substitute nominee recommended by the Board of Directors.

Vote Required

   The four persons nominated for Director who receive the most votes will be elected.

   The Board of Directors recommends that you vote FOR each of the persons nominated for Director in Proposal One.

NOMINEES FOR DIRECTOR


Robert M. Baylis           Mr. Baylis is a Director of The International
Director since 1996        Forum, an executive education program of the
Age: 61                    Wharton School of the University of Pennsylvania.
                           He was formerly Vice Chairman of CS First Boston.
                           Mr. Baylis also serves as a Director of New York
                           Life Insurance Company, Covance, Inc. and Gildan
                           Activewear, Inc. In addition, he is an overseer of the University of Pennsylvania Museum of Archeology and Anthropology. Mr. Baylis's term as a Director expires at the 2000 annual meeting of stockholders.


Terence C. Golden          Mr. Golden is currently our President and Chief
President and Chief        Executive Officer. However, he has announced his
 Executive Officer         retirement from such positions effective May 18,
Director since 1995        2000. He also serves as Chairman of Bailey Realty
Age: 55                    Corporation and Bailey Capital Corporation and
                           various affiliated companies. In addition, Mr.
                           Golden is a Director of American Classic Voyages
                           Co., Cousins Properties, Inc., Potomac Electric
                           Power Company, The Morris and Gwendolyn Cafritz
                           Foundation and the District of Columbia Early
                           Childhood Collaborative. He is also a member of the Executive Committee of the Federal City Council.
                           Mr. Golden's term as a Director expires at the 2000 annual meeting of stockholders. For additional information on Mr. Golden, see "Executive Officers" below.

Ann Dore McLaughlin        Ms. McLaughlin is Chairman of the Aspen Institute.
Director since 1993        She formerly served as President of the Federal
Age: 58                    City Council from 1990 until 1995. Ms. McLaughlin
                           has served with distinction in several United
                           States Administrations in such positions as Secretary of Labor and Under Secretary of the Department of the Interior. She also serves as a Director of AMR Corporation, Fannie Mae, General
                           Motors Corporation, Kellogg Company, Microsoft
                           Corporation, Nordstrom, Inc., Donna Karan
                           International, Inc., Vulcan Materials Company and
                           Harman International Industries, Inc. Ms.
                           McLaughlin's term as a Director expires at the 2000 annual meeting of stockholders.



Christopher J. Nassetta    Mr. Nassetta is currently our Executive Vice
                           President and Chief Operating Officer. Effective
                           May 18, 2000, upon the retirement of Mr. Golden,
                           Mr. Nassetta will be our President and our Chief
                           Executive Officer. In 1999, Mr. Nassetta was elected to the Board of Directors by the Board to fill a newly created vacancy. He also serves as a Director of Prime Group Realty Trust. Mr.
                           Nassetta's term as a Director expires at the 2000 annual meeting of stockholders. For additional information on Mr. Nassetta, see "Executive
                           Officers" below.
Executive Vice President and
 Chief Operating Officer
Director since 1999
Age: 37


[Photo of Christoper J. Nassetta]
DIRECTORS CONTINUING IN OFFICE


Richard E. Marriott*       Mr. Richard E. Marriott is a Director of Marriott
Chairman of the Board      International, Inc. and the Polynesian Cultural
Director since 1979        Center, and he is Chairman of the Board of First
Age: 61                    Media Corporation. He is a past President of the
                           National Restaurant Association. In addition, Mr.
                           Marriott is the President and a Trustee of the Marriott Foundation for People with Disabilities.
                           Mr. Marriott's term as a Director expires at the 2001 annual meeting of stockholders. For additional information on Mr. Marriott, see "Executive
                           Officers" below.

[Photo of Richard E. Marriott appears here]

J.W. Marriott, Jr.*        Mr. J.W. Marriott, Jr. is Chairman of the Board and
Director since 1964        Chief Executive Officer of Marriott International,
Age: 68                    Inc., and a Director of General Motors Corporation
                           and the Naval Academy Endowment Trust. He also serves on the Board of Directors of Georgetown
                           University and on the Board of Trustees of the National Geographic Society. He serves on the
                           Executive Committee of the World Travel & Tourism
                           Council and is a member of the Business Council.
                           Mr. Marriott's term as a Director expires at the 2002 annual meeting of stockholders.


[Photo of J.W. Marriott, Jr. appears here]
R. Theodore Ammon          Mr. Ammon is a private investor and Chairman of Big
Director since 1992        Flower Holdings, Inc. He was formerly a General
Age: 50                    Partner of Kohlberg Kravis Roberts & Company (a New
                           York and San Francisco-based investment firm) from 1990 to 1992, and was an executive of such firm prior to 1990. Mr. Ammon is also the Chairman of the Board of 24/7 Media, Inc. and a Director of CAIS Internet, Inc., and he serves on numerous boards of privately held companies. In addition, he is involved in a number of not-for-profit organizations, including as a member of the Board of Directors of The Municipal Art Society of New
                           York, The New York YMCA and Jazz @ Lincoln Center, and of the Board of Trustees of Bucknell
                           University. Mr. Ammon's term as a Director expires at the 2001 annual meeting of stockholders.

[Photo of R. Theodore Ammon appears here]

John G. Schreiber          Mr. Schreiber is President of Centaur Capital
Director since 1998        Partners, Inc. and a senior advisor and partner of
Age: 53                    Blackstone Real Estate Advisors L.P., an affiliate
                           of The Blackstone Group L.P. He serves as a Trustee of AMLI Residential Properties Trust and as a Director of Urban Shopping Centers, Inc., JMB
                           Realty Corporation, The Brickman Group, Ltd. and a number of mutual funds advised by T. Rowe Price
                           Associates, Inc. Prior to his retirement as an officer of JMB Realty Corporation in 1990, Mr.
                           Schreiber was Chairman and Chief Executive Officer of JMB/Urban Development Company and an Executive
                           Vice President of JMB Realty Corporation. Mr.
                           Schreiber's term as a Director expires at the 2002 annual meeting of stockholders.


[Photo of John G. Schreiber appears here]
--------
* Richard E. Marriott and J.W. Marriott, Jr. are brothers.

Harry L. Vincent, Jr.     Mr. Vincent is a retired Vice Chairman of Booz-Allen
Director since 1969       & Hamilton, Inc. He also served as a Director of
Age: 80                   Signet Banking Corporation from 1973 until 1989. Mr.
                          Vincent's term as a Director expires at the 2002 annual meeting of stockholders.

[Photo of Harry L. Vincent, Jr. appears here]

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

   Presently, there are nine members on our Board of Directors, six of whom are neither officers nor employees of our company. Our Board of Directors is divided into three classes, each consisting of three Directors. Class I Directors, consisting of J.W. Marriott, Jr., John G. Schreiber and Harry L. Vincent, Jr., will hold office until the 2002 annual meeting of stockholders; Class II Directors, consisting of Robert M. Baylis, Terence C. Golden and Ann Dore McLaughlin, will hold office until the 2000 annual meeting; and Class III Directors, consisting of Richard E. Marriott and R. Theodore Ammon, will hold office until the 2001 annual meeting of stockholders. Christopher J. Nassetta, who is also a Class III Director, was elected by the Board of Directors to fill a newly created vacancy; therefore, he will serve until the 2000 annual meeting of stockholders. If reelected at that meeting, he will serve for the remainder of the Class III term which ends at the 2001 annual meeting of stockholders. Each Director serves for three years.

   The Board met seven times in 1999. Each Director attended 75% or more of the meetings held during 1999 for the period during which he or she was a Director.

   The Board has adopted three standing committees: (1) Audit, (2) Compensation Policy and (3) Nominating and Corporate Governance.

  Audit Committee. The Audit Committee:

  . recommends the appointment of independent auditors to the Board of Directors;

  . approves the scope of audits and other services to be performed by the independent and internal auditors;

  . considers whether the performance of any professional service by the auditors other than services provided in connection with the audit function could impair the independence of the outside auditors;

  . reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls;

  . meets at least four times a year with the independents auditors, management representatives and internal auditors; and

  . reviews interim financial statements each quarter before the company files its Form 10-Q with the Securities and Exchange Commission.

The independent and internal auditors have unrestricted access to the Audit Committee and vice versa. The Audit Committee is composed of five Directors who are not our employees. These

Directors are R. Theodore Ammon (Chair), Robert M. Baylis, Ann Dore McLaughlin, John G. Schreiber and Harry L. Vincent, Jr. The Audit Committee met four times in 1999. Each member attended 75% or more of the meetings held in 1999 for the period during which he or she was a Director. No membership changes are contemplated for 2000.

   The Audit Committee is currently in the process of amending its written charter to incorporate new provisions relating to audit committees that were included in recent changes to Securities and Exchange Commission regulations and New York Stock Exchange rules. Among these provisions are new requirements that future proxy statements include (i) an annual report of the Audit Committee's findings with respect to its financial reporting oversight responsibilities and (ii) a copy of the Audit Committee's charter at least once every three years.

   Compensation Policy Committee. The Compensation Policy Committee recommends policies and procedures relating to senior officers' compensation and various employee stock and cash incentive plans. It also approves individual salary adjustments and stock awards in those areas. The Compensation Policy Committee is composed of six Directors who are not our employees. These Directors are Harry L. Vincent, Jr. (Chair), R. Theodore Ammon, Robert M. Baylis, J.W. Marriott, Jr., Ann Dore McLaughlin and John G. Schreiber. The Compensation Policy Committee met eight times in 1999. Each member attended 75% or more of the meetings held in 1999 for the period during which he or she was a Director. No membership changes are contemplated for 2000, except that John G. Schreiber will become chairman of the committee following the 2000 annual meeting.

   Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee:

  .  considers candidates for election as Directors;

  . keeps abreast of and makes recommendations with respect to corporate governance in general; and

  . fulfills an advisory function with respect to a range of matters affecting the Board of Directors and its committees, including the making of recommendations with respect to:

     .  qualifications of Director candidates,

     .  compensation of Directors,

     .  the selection of committee chairs,

     .  committee assignments, and

     .  related matters affecting the functioning of the Board.

   The Nominating and Corporate Governance Committee is composed of six Directors who are not our employees. These Directors are Ann Dore McLaughlin (Chair), R. Theodore Ammon, Robert M. Baylis, J.W. Marriott, Jr., John G. Schreiber and Harry L. Vincent, Jr. The Nominating and Corporate Governance Committee met two times in 1999. Each member attended 75% or more of the meetings held in 1999 for the period during which he or she was a Director. No membership changes are contemplated for 2000.

EXECUTIVE OFFICERS

   In the following table we set forth certain information on those persons currently serving as our executive officers. Additional biographical information on both Terence C. Golden, our current President and Chief Executive Officer, and Christopher J. Nassetta, our current Executive Vice President and Chief Operating Officer and our President-elect and Chief Executive Officer-elect, is included above in the section "Nominees for Director." In addition, biographical information on Richard E. Marriott, Chairman of the Board, is included above in the section "Directors Continuing in Office."

                                        Business Experience Prior to Becoming
      Name and Title         Age         an Executive Officer of the Company
      --------------         ---        -------------------------------------
Richard E. Marriott          61    Richard E. Marriott joined our company in 1965
 Chairman of the Board             and has served in various executive capacities.
                                   In 1979, Mr. Marriott was elected to the Board
                                   of Directors. In 1984, he was elected Executive
                                   Vice President, and in 1986, he was elected Vice
                                   Chairman of the Board of Directors. In 1993, Mr.
                                   Marriott was elected Chairman of the Board.
Terence C. Golden            55    Terence C. Golden was named our President and
 Current President and             Chief Executive Officer in 1995. However, Mr.
 Chief Executive Officer           Golden has announced that he is retiring from
                                   such positions effective May 18, 2000, but he
                                   will continue serving as a member of our Board
                                   of Directors as noted above. Prior to joining
                                   us, Mr. Golden was Chairman of Bailey Realty
                                   Corporation and prior to that had served as
                                   Chief Financial Officer of The Oliver Carr
                                   Company. Before joining The Oliver Carr Company,
                                   he served as Administrator of the General
                                   Services Administration and as Assistant
                                   Secretary of Treasury, and he was co-founder and
                                   national managing partner of Trammel Crow
                                   Residential Companies.

Christopher J. Nassetta      37    Christopher J. Nassetta joined our company in
 Current Executive Vice            October 1995 and was elected our Chief Operating
 President and Chief               Officer in 1997. In 1999, Mr. Nassetta was
 Operating Officer;                chosen by our Board to be President and Chief
 President-elect and Chief         Executive Officer effective May 18, 2000 to
 Executive Officer-elect           replace Mr. Golden, who has announced his
                                   retirement from those positions effective as of
                                   that time. Prior to joining us, Mr. Nassetta
                                   served as President of Bailey Realty Corporation
                                   from 1991 until 1995. He had previously served
                                   as Chief Development Officer and in various
                                   other positions with The Oliver Carr Company
                                   from 1984 through 1991.
Robert E. Parsons, Jr.       44    Robert E. Parsons, Jr. joined our Corporate
 Executive Vice President          Financial Planning staff in 1981 and was made
 and Chief Financial               Assistant Treasurer in 1988. In 1993, Mr.
 Officer                           Parsons was elected our Senior Vice President
                                   and Treasurer, and in 1995, he was elected
                                   Executive Vice President and Chief Financial
                                   Officer.

                                         Business Experience Prior to Becoming
      Name and Title          Age         an Executive Officer of the Company
      --------------          ---        -------------------------------------
Christopher G. Townsend       52    Christopher G. Townsend joined our Law
 Senior Vice President,             Department in 1982 as a Senior Attorney. In
 General Counsel and                1984, Mr. Townsend was made Assistant Secretary,
 Corporate Secretary                and in 1986, he was made Assistant General
                                    Counsel. In 1993, Mr. Townsend was elected
                                    Senior Vice President, Corporate Secretary and
                                    Deputy General Counsel. In January 1997, he was
                                    elected General Counsel.
Donald D. Olinger             41    Donald D. Olinger joined our company in 1993 as
 Senior Vice President and          Director of Corporate Accounting. Later in 1993,
 Corporate Controller               Mr. Olinger was promoted to Senior Director and
                                    Assistant Controller. He was promoted to Vice
                                    President of Corporate Accounting in 1995. In
                                    1996, he was elected Senior Vice President and
                                    Corporate Controller. Prior to joining us, Mr.
                                    Olinger was with the public accounting firm of
                                    Deloitte & Touche.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth the number of shares of our common stock and of the partnership units of Host Marriott, L.P. (which we call the operating partnership) that were beneficially owned as of January 31, 2000 by:

  .  each Director and Director nominee;

  .  each executive officer named in the Summary Compensation Table below;

  .  all of our Directors and executive officers as a group; and

  . beneficial owners of 5% or more of the common stock or of the operating partnership units.

   Information about the ownership of operating partnership units is included because the operating partnership units are redeemable for shares of our common stock.

                                                 % of               % of Common
                                    Number of   Shares   Number of   Stock and
                                    Shares of     of     Operating   Operating
                                      Common    Common  Partnership Partnership
               Name                   Stock    Stock(1)    Units     Units(2)
               ----                 ---------- -------- ----------- -----------
Directors:
 R. Theodore Ammon(3)..............     20,541      *            0        *
 Robert M. Baylis(3)...............     24,712      *            0        *
 Terrence C. Golden(4).............  1,373,289    0.6            0      0.6
 J.W. Marriott, Jr.(4)(5)(6)....... 13,052,222    5.9      583,635      6.2
 Richard E. Marriott(4)(6)(7)...... 14,581,503    6.6      580,982      6.9
 Ann Dore McLaughlin(3)............     14,668      *            0        *
 Christopher J. Nassetta(4)........    759,581    0.3            0      0.3
 John G. Schreiber(3)(8)...........      3,479      *   37,587,033     14.6
 Harry L. Vincent, Jr.(3)..........     33,468      *            0        *
Non-Director Executive Officers:
 Robert E. Parsons, Jr.(4).........    693,690    0.3            0      0.3
 Christopher G. Townsend(4)........    225,475    0.1            0      0.1
All Directors and Executive
 Officers as a group
 (12 persons, including the
 foregoing)(4)(9)(10).............. 26,616,270   12.1   38,185,070     25.1
Certain Beneficial Owners:
 Blackstone Entities(11)...........          0      *   43,778,760     16.6
 FMR Corp.(12)..................... 11,580,000    5.3            0      5.3
 Southeastern Asset Management
 Inc.(13).......................... 43,008,113   19.6            0     19.6
 Wallace R. Weitz & Company(14).... 18,350,763    8.3            0      8.3

--------
*  Reflects ownership of less than 1/10th of 1%.
(1) Any descriptions of ownership or aggregations of ownership of our common stock within this proxy statement are based upon the disclosure requirements of the federal securities laws. They do not indicate ownership of our common stock under the Internal Revenue Code of 1986, as amended, or for purposes of the ownership limitations set forth in our Articles of Incorporation.
(2) This column assumes that all operating partnership units held by the named person or entity are redeemed for shares of our common stock on a one-for-one basis, but that none of the operating partnership units held by others are redeemed for shares of our common stock.
(3) The number of shares of our common stock listed here includes the deferred shares awarded annually to non-employee Directors under our Non-Employee Directors' Deferred Stock Compensation Plan. This number also includes the special one-time award of deferred shares under the Plan in 1997 to Mr. Ammon, Mr. Baylis, Ms. McLaughlin and Mr. Vincent.
(4) The number of shares of our common stock listed here includes (1) the shares of restricted stock granted under our 1993 Comprehensive Stock Incentive Plan and 1997 Comprehensive Stock and Cash Incentive Plan, which are voted by the holder thereof, and (2) the following number of shares which could be acquired by the named persons through the exercise of stock options: for J.W. Marriott, Jr., 50,492 shares; for Mr. Parsons, 11,045 shares; for Mr. Townsend, 6,676 shares; and for all Directors and executive officers as a group, 97,904 shares. For additional information, see the Tables under the caption "Executive Officer Compensation." This amount does not include any other shares reserved, contingently vested or awarded under the above named plans.

(5) The number of shares of our common stock listed here includes: (1) 2,046,181 shares held in trust for which J.W. Marriott, Jr. is the trustee or a co-trustee; (2) 68,426 shares held by the wife of J.W. Marriott, Jr.;
    (3) 765,847 shares held in trust for which the wife of J.W. Marriott, Jr. is the trustee or a co-trustee; (4) 2,642,370 shares held by the J. Willard and Alice S. Marriott Foundation of which J.W. Marriott, Jr. is a co-trustee; (5) 2,707,590 shares held by a limited partnership whose general partner is a corporation of which J.W. Marriott, Jr. is the controlling stockholder; and (6) 86,960 shares held by a limited partnership whose general partner is J.W. Marriott, Jr. This amount does not include shares held by the adult children of J.W. Marriott, Jr.; J.W. Marriott, Jr. disclaims beneficial ownership of all such shares.
(6) J.W. Marriott, Jr., Richard E. Marriott, their mother Alice S. Marriott and other members of the Marriott family and various trusts established by members of the Marriott family owned beneficially an aggregate of 26,508,054 shares, or 12.0% of the total shares outstanding of our common stock, as of January 31, 2000.
(7) The number of shares of our common stock listed here includes: (1) 1,903,440 shares held in trust for which Richard E. Marriott is the trustee or a co-trustee; (2) 74,154 shares held by the wife of Richard E. Marriott;
    (3) 603,828 shares held in trust for which the wife of Richard E. Marriott is the trustee or a co-trustee; (4) 2,642,370 shares held by the J. Willard and Alice S. Marriott Foundation of which Richard E. Marriott is a co-trustee; (5) 732,800 shares held by the Richard E. and Nancy P. Marriott Foundation of which Richard E. Marriott is a co-trustee; and (6) 2,503,066 shares held by a corporation of which Richard E. Marriott is the controlling stockholder. It does not include shares held by the adult children of Richard E. Marriott; Richard E. Marriott disclaims beneficial ownership of all such shares.
(8) With respect to the calculations of the operating partnership units, the listed figures represent the number of operating partnership units deemed beneficially owned by Mr. Schreiber because he shares dispositive power over the operating partnership units which are held by several of the Blackstone Entities (as defined in footnote 11 below). Mr. Schreiber has reported shared dispositive power over 37,587,033 operating partnership units and no voting power over any of the operating partnership units in a
    Schedule 13D filed with the Securities and Exchange Commission. The operating partnership units which are listed in the table as being beneficially owned by Mr. Schreiber are also included in the total and calculations for the Blackstone Entities elsewhere in the table.
(9) The number of shares of our common stock listed here includes the total number of shares held by trusts for which both J.W. Marriott, Jr. and Richard E. Marriott are co-trustees. Beneficial ownership of such shares is attributable to both J.W. Marriott, Jr. and Richard E. Marriott in the table above under the Director subheading. These shares, however, are included only once in reporting the total number of shares owned by all Directors and executive officers as a group. All Directors and executive officers as a group (other than members of the Marriott family) owned beneficially an aggregate of 3,265,666 shares, or 1.5% of the total shares outstanding of our common stock as of January 31, 2000. In addition, our Retirement and Savings Plan owned 71,465 shares, or less than 0.1% of the total shares outstanding of our common stock as of January 31, 2000.
(10) The number of operating partnership units listed here includes units held by a partnership of which both J.W. Marriott, Jr. and Richard E. Marriott are general partners. Beneficial ownership of such operating partnership units is attributable to both J.W. Marriott, Jr. and Richard E. Marriott in the table above under the Director subheading. These units, however, are included only once in reporting the total number of operating partnership units owned by all Directors and executive officers as a group.
(11) The Blackstone Entities constitute The Blackstone Group L.P. and a series of partnerships, persons and other entities affiliated with Blackstone Real Estate Associates. As a group, the Blackstone Entities have filed a
     Schedule 13D with the Securities and Exchange Commission in which they reported beneficial ownership of an aggregate of 43,778,760 operating partnership units, with varying levels of dispositive power and voting power over the operating partnership units depending upon the partnership, person or entity involved. The principal business address of the Blackstone Entities is 345 Park Avenue, 31st Floor, New York, New York 10154.
(12) The number of shares of our common stock listed here represents shares of our common stock held by FMR Corp. and its subsidiary, Fidelity Management & Research Company ("FM&R"). The information in this table is derived from a Schedule 13G that FMR Corp. filed with the Securities and Exchange Commission. That Schedule 13G indicates that FMR Corp., through its control of FM&R and certain investment funds for which FM&R acts as an investment adviser, has sole power to dispose of 11,580,000 shares of our common stock owned by such investment funds. FMR Corp. has no power to vote or direct the voting of the shares of our common stock owned by the investment funds. That power resides with the Board of Trustees of such investment funds. The Schedule 13G filed by FMR Corp. also indicates that its investment funds and another FMR Corp. subsidiary, Fidelity Management Trust Company ("FMT"), own an aggregate of 939,400 shares of our convertible preferred securities, which would be convertible under certain circumstances into 2,814,255 shares of our common stock. The principal business address for FMR Corp., FM&R and FMT is 82 Devonshire Street, Boston, Massachusetts 02109-3614.
(13) The number of shares of our common stock listed here represents shares of our common stock held by Southeastern Asset Management, Inc., which acts as an investment adviser for certain investment funds. Southeastern Asset Management, Inc. has reported in a Schedule 13G filed with the Securities and Exchange Commission sole dispositive power over 27,809342 shares, shared dispositive power over 15,134,658 shares and no dispositive power over 64,133 shares. Of these shares, Southeastern Asset Management, Inc. has reported sole voting power over 23,094,337 shares, shared voting power over 15,134,658 shares and no voting power over 4,779,138 shares. The principal business address of Southeastern Asset Management, Inc. is 6410 Poplar Avenue, Suite 900, Memphis, Tennessee 38119.
(14) The number of shares of our common stock listed here represents shares of our common stock held by Wallace R. Weitz & Company, which acts as an investment adviser for certain investment funds. Wallace R. Weitz & Company has reported in a Schedule 13G filed with the Securities and Exchange Commission sole dispositive and voting power over 18,350,763 shares. The principal business address of Wallace R. Weitz & Company is 1125 South 103rd Street, Suite 600, Omaha, Nebraska 68124-6008.

COMPENSATION OF DIRECTORS

   Directors are compensated partially in cash and partially in our common stock to align their interest with those of our stockholders. Directors who are also company employees receive no additional compensation for their services as Directors.

   Annual Retainer and Attendance Fees. Directors who are not company employees receive an annual retainer fee of $30,000 as well as an attendance fee of $1,250 for each stockholders' meeting, meeting of the Board of Directors or meeting of a committee of the Board of Directors, regardless of the number of meetings held on a given day. The chair of each committee of the Board of Directors receives an additional annual retainer fee of $1,000, except for the chair of the Compensation Policy Committee, who receives an annual retainer fee of $6,000. The chair of the Compensation Policy Committee receives a higher annual retainer fee because he has additional duties, which include, for example, the performance appraisal of the chief executive officer on behalf of the Board, although the final performance appraisal is determined by the Board.

   Annual Stock Awards. Each Director who is not an employee of the company or of one of our affiliates (other than J.W. Marriott, Jr.) also receives an annual award of deferred shares of our common stock under our Non-Employee Directors' Deferred Stock Compensation Plan. Under the Non-Employee Directors' Deferred Stock Compensation Plan, an annual award of deferred shares equal in value to the amount of the annual retainer fee paid to non-employee Directors is distributed to such Directors immediately following the annual meeting of stockholders. In 1999, each such award was for 2,341 shares. The plan also permits participants under the plan to be credited with dividend equivalents. These are equal in value to the dividends paid on our common stock.

   Deferral of Payment. Directors may elect to defer payment of all or any portion of their annual retainer and attendance fees under our Executive Deferred Compensation Plan and/or our Non-Employee Directors' Deferred Stock Compensation Plan.

   Other. Directors are reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings or in visiting properties controlled by us or by Marriott International, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Federal securities laws require Directors, executive officers, and owners of more than ten percent of our common stock to file reports with the Securities and Exchange Commission and with the New York Stock Exchange. These reports relate to the number of shares of our common stock that each of those persons beneficially owns, and any changes in their ownership. All persons required to file such forms have done so during 1999.

EXECUTIVE OFFICER COMPENSATION

Summary of Compensation

   The table below sets forth a summary of the compensation we paid our Chief Executive Officer and the four additional most highly compensated executive officers for the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                      Long-Term
                                      Annual Compensation           Compensation
                                ------------------------------- ---------------------
                                                                Restricted
                                                   Other Annual   Stock                All Other
                                                   Compensation   Awards      LTIP    Compensation
Name and Principal       Fiscal Salary(1) Bonus(2)    (3)(4)      (5)(6)   Payouts(7)     (8)
Position                  Year     ($)      ($)        ($)         ($)        ($)         ($)
------------------       ------ --------- -------- ------------ ---------- ---------- ------------
Richard E. Marriott       1999   307,008  150,434    262,548             0        0      26,111
 Chairman of the Board    1998   290,450  116,180    275,607     2,138,750        0      23,923
                          1997   271,449  108,580    212,324             0        0      22,668
Terence C. Golden         1999   749,996  849,895          0             0        0      81,952
 President and Chief      1998   669,782  602,804     67,489    11,800,000        0      73,051
 Executive Officer        1997   619,045  557,141     58,783       354,693        0      66,105
Christopher J. Nassetta   1999   500,006  536,106          0             0  947,318      48,363
 Executive Vice
 President                1998   382,563  286,922          0     7,375,000        0      36,970
 and Chief Operating      1997   338,889  254,167          0             0        0      36,231
 Officer
Robert E. Parsons, Jr.    1999   424,996  455,681          0             0  947,318      42,672
 Executive Vice
 President                1998   369,583  277,187          0     6,195,000        0      36,970
 and Chief Financial      1997   338,889  254,167          0             0        0      36,231
 Officer
Christopher G. Townsend   1999   225,000  194,295          0             0        0      24,566
 Senior Vice President    1998   215,904  118,747          0     1,696,250        0      19,683
 and General Counsel      1997   202,962  111,629          0     1,015,800        0      18,405

--------
(1) Salary amounts include base salary earned and paid in cash during the fiscal year as well as the amount of base salary deferred at the election of the named executive officer under our Executive Deferred Compensation Plan. An increase in base salary for the period November 2, 1997 through the end of that fiscal year was paid in 1998 and reported as 1997 earnings. The 1998 salary includes a competitive pay adjustment, paid in 1999 but effective as of November 2, 1998 and reported as 1998 earnings. The 1998 salary adjustment resulted from a compensation study conducted by an independent consulting firm retained by the Compensation Policy Committee of the Board of Directors.
(2) The bonus consists of the cash bonus earned pursuant to our 1997 Comprehensive Stock and Cash Incentive Plan. It was either paid subsequent to the end of each fiscal year or deferred under the Executive Deferred Compensation Plan.
(3) The amounts set forth in this column for Mr. Marriott include $110,700, $97,000 and $92,000 in 1999, 1998 and 1997, respectively, for the allocation of company personnel costs for non-company business, and $120,174, $133,626 and $101,535 in 1999, 1998 and 1997, respectively, for additional cash compensation to cover taxes payable for all other compensation in this column.
(4) The amounts set forth in this column for Mr. Golden represent reimbursement of travel expenses of Mr. Golden's spouse when she accompanied him on Host Marriott Corporation business trips. It also includes additional cash compensation to cover taxes payable for such reimbursement.

(5) Restricted Stock. Restricted stock awards are subject to various general restrictions, such as continued employment, as well as several performance restrictions. Holders of restricted stock receive dividends and exercise voting rights on their restricted shares. The named executive officers have agreed that any cash dividends on the shares of restricted stock shall, after withholding for or payment of any taxes due on the dividends, be reinvested in shares of our common stock either through a dividend reinvestment program or otherwise. Deferred Bonus Stock. The amount of a deferred bonus stock award generally equals 20 percent of each individual's annual cash bonus award, based on the stock price on the last trading day for the fiscal year. Holders of deferred bonus stock awards do not receive dividends or exercise voting rights on their deferred bonus stock until such stock has been distributed to them. The recipient can designate an award as current, which is distributed in 10 annual installments beginning one year after the award is granted, or deferred, which is distributed in a lump sum or in up to 10 annual installments following termination of employment. Deferred bonus stock awards contingently vest in 10 equal annual installments beginning one year after the awards are granted.
(6) Seventy percent of the restricted shares awarded in 1998 have performance restrictions and thirty percent have general restrictions conditioned upon continued employment. The performance criteria established by the Compensation Policy Committee are based upon (i) the measurement of our annual stock performance (Stockholder Return Performance) and (ii) either
    (a) for 1999, the relative performance of our stock measured against a published peer index (Relative Performance), or (b) for all other years, our company's achieving specific earnings targets set by the Compensation Policy Committee. Restricted shares granted in previous years which had not had restrictions released, including those reflected in the table as having been granted in 1997, were forfeited and replaced by the restricted shares awarded in 1998. The total number of restricted and deferred shares held by each named executive officer as of the end of the 1999 fiscal year and the aggregate value of those shares at such time were as follows: Mr. Marriott, 150,176 shares valued at $1,262,417; Mr. Golden, 895,151 shares valued at $7,524,863; Mr. Nassetta, 578,414 shares valued at $4,862,293; Mr. Parsons, 483,213 shares valued at $4,099,586; and Mr. Townsend, 138,075 shares valued at $1,160,693.
(7) In 1999, the Compensation Policy Committee determined that the time and performance criteria set forth in the long-term incentive plan established in 1996 for Mr. Nassetta and Mr. Parsons (which has been described in detail in our prior proxy statements) had been met. Accordingly, the restricted shares awarded under such long-term incentive plan vested and the restrictions were released.
(8) This column represents our matching contributions made under our Retirement and Savings Plan and our Executive Deferred Compensation Plan. Under the Retirement and Savings Plan, we contributed $9,600 for each of the named executive officers in 1999. The amounts contributed under the Executive Deferred Compensation Plan for 1999 for each named executive officer were as follows: Mr. Marriott, $15,953; Mr. Golden, $72,352; Mr. Nassetta, $38,763; Mr. Parsons, $33,072; and Mr. Townsend, $14,966. For Mr. Marriott, this column also includes the amount of the taxable economic benefit to Mr. Marriott as a result of our purchase of certain life insurance policies for the benefit of a trust established by Mr. Marriott. For 1999, such taxable economic benefit to Mr. Marriott was $558.

Aggregated Stock Option/SAR Exercises and Year-End Value

   The table below sets forth, on an aggregated basis:

  . information regarding the exercise of options to purchase our common stock (and shares of common stock of other companies which we have previously spun off) by each of the named executive officers listed above on the Summary Compensation Table;

  . information regarding the exercise of stock appreciation rights ("SARs") in our common stock by each of the named executive officers listed above on the Summary Compensation Table; and

  . the value on December 31, 1999 of all unexercised options and stock appreciation rights held by such individuals.

   Terence C. Golden and Christopher J. Nassetta do not have any options to purchase stock in any of the companies listed in the following table. Richard
E. Marriott is the only executive officer who holds stock appreciation rights in our common stock. As we reported in last year's proxy statement, Mr. Marriott entered into an agreement with our company in 1998 which canceled all of his then outstanding options to purchase our common stock and replaced them with stock appreciation rights on equivalent economic terms.

              AGGREGATED STOCK OPTION/SAR EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES

                                                              Number of
                                                          Shares Underlying       Value of Unexercised
                                     Shares           Unexercised Options/SARs  In-the-Money Options/SARs
                                    Acquired            at Fiscal Year End(2)     at Fiscal Year End(3)
                                       on     Value              (#)                       ($)
                                    Exercise Realized ------------------------- -------------------------
  Name                   Company(1)   (#)      ($)    Exercisable Unexercisable Exercisable Unexercisable
  ----                   ---------- -------- -------- ----------- ------------- ----------- -------------
R.E. Marriott...........      HM          0        0     66,685          0         434,877         0
                             HMS     11,140  160,446          0          0               0         0
                              MI          0        0    122,634          0       3,227,392         0
                                     ------  -------    -------        ---       ---------       ---
                           TOTAL     11,140  160,446    189,319          0       3,662,269         0

R.E. Parsons, Jr........      HM      3,592   19,846     14,637          0          89,561         0
                             HMS      3,045   37,486          0          0               0         0
                              MI          0        0          0          0               0         0
                                     ------  -------    -------        ---       ---------       ---
                           TOTAL      6,637   57,332     14,637          0          89,561         0

C.G. Townsend...........      HM      1,677    9,161      6,676          0          41,473         0
                             HMS          0        0          0          0               0         0
                              MI          0        0          0          0               0         0
                                     ------  -------    -------        ---       ---------       ---
                           TOTAL      1,677    9,161      6,676          0          41,473         0


--------
(1) "HM" represents options to purchase our common stock. "HMS" represents options to purchase Host Marriott Services Corporation common stock. "MI" represents options to purchase Marriott International, Inc. common stock.
(2) The number and terms of these options reflect several adjustments made as a result of our spin-off of Marriott International in October 1993; our spin-off of Host Marriott Services Corporation in December 1995; the spin-off of Marriott International from Sodexho Marriott Services Corporation in March 1998; and our conversion into a real estate investment trust (and the related spin-off of Crestline Capital Corporation) in December 1998, each in accordance with the applicable employee benefit plans covering those options. These adjustments preserved, but did not increase or decrease, the economic value of the options.
(3) These figures are based on a per share price for our common stock of $8.406 and a per share price for Marriott International, Inc. common stock of $31.375. These prices reflect the average of the high and low trading prices on the New York Stock Exchange on December 31, 1999.

EMPLOYMENT ARRANGEMENTS

   Our written "Key Executives/Termination of Employment" policy governs certain terms and conditions of the employment of Messrs. Golden, Nassetta, Parsons and Townsend. Under specific circumstances, the policy governs the termination of their employment. It is not a binding contract, however, and we at Host Marriott Corporation can change it unilaterally at any time. In addition, the terms of the policy are subject to the approval of the Board of Directors or the Chief Executive Officer/President, as applicable.

   There is an additional written employment agreement that governs some of the terms and conditions of Mr. Golden's employment. As amended, it provides for an annual salary of $750,000 for 1999. In the case of a "termination event," Mr. Golden would receive a payment equal to one year's salary and another payment equal to the maximum bonus that could have been earned for the year in which such termination event occurs. In addition, the restrictions on all remaining restricted stock held by Mr. Golden would be lifted. A termination event is a significant reduction in Mr. Golden's responsibilities, a requirement to relocate, a change in control, a change in his responsibility to our Chairman or his failure to receive a bonus equal to at least half of the maximum bonus available to be earned for a particular year. If terminated without cause, Mr. Golden would receive one year's salary and bonus and the restrictions would be lifted on the restricted stock that is not subject to performance goals. If he is terminated for cause or in the event of his resignation, Mr. Golden would receive no termination payment and the restricted stock would be canceled.

   Mr. Golden has announced his retirement from his position as President and Chief Executive Officer, effective following the 2000 annual meeting of stockholders. Mr. Golden will remain an employee of Host Marriott through the remainder of fiscal year 2000 and, accordingly, he will receive any benefits accruing in 2000 that are incidental to such employment. His bonus award for fiscal year 2000, however, will be pro rated through May 2000.

REPORT ON EXECUTIVE COMPENSATION

To Our Stockholders

   The Compensation Policy Committee of the Board of Directors oversees and administers our executive pay program on behalf of the Board and, by extension, our stockholders. This report provides details and background information regarding the executive pay program.

The Committee

   The Compensation Policy Committee is composed of six independent members of the Board of Directors. It approves our executive compensation programs and policies, sets performance targets and evaluates the performance of our company and its senior management. The Committee met eight times during the year.

Goals of the Program

   The Committee has established three primary objectives for the executive compensation program:

  . to provide annual and long-term incentives that emphasize performance-based compensation dependent upon achieving corporate and individual performance goals;

  . to foster a strong relationship between stockholder value and executive compensation programs and rewards by having a significant portion of compensation comprised of equity-based incentives; and

  . to provide overall levels of compensation that are competitive, and to provide the means to attract, retain and motivate highly qualified executives.

Competitiveness Targets

   To establish compensation targets, the Committee uses data from independent consultants that reflect the median compensation practices for a large group of general industry, lodging and real estate companies.

   These surveys are based on a broader group of companies than the comparison group used in the performance graph below because the Committee believes that targeting compensation at a diverse group of companies better reflects the labor market for our executives. The Committee reviews the data provided by these surveys with a focus on the median level of compensation to determine base salary and annual incentive levels. The Committee then makes decisions for individual executives based on competitive levels of compensation and the need to retain an experienced and effective management team. Consistent with the philosophy of aligning executive compensation with stockholder value, long-term incentive awards represent a substantial portion of the total pay package for executive officers. The maximum incentive awards are targeted at levels higher than the median for achievement of outstanding business performance as determined by the Committee.

Base Salary

   The Committee reviews each senior executive's base salary on a regular basis and approves the assignment of each senior executive to a salary grade. Actual base salaries fall in the mid-range for similar positions, based on tenure, experience and individual performance. Increases to this base salary are driven primarily by individual performance and the salary increase guidelines that we have established. No specific weightings are applied to the factors considered by the Committee in arriving at base salary actions.

Stock Incentives

   We provide long-term incentives through our 1997 Comprehensive Stock and Cash Incentive Plan, which permits restricted stock, stock options, deferred stock awards and other stock-based awards. The Committee believes that management's interest should be aligned with that of the stockholders, and that stock ownership is an efficient and effective way to accomplish this goal.

Compensation of the Chief Executive Officer and other Executive Officers

Base Salary

   Mr. Golden's salary for 1999 was $750,000. This salary is at the median for the survey group examined by an independent compensation consulting firm in a compensation study previously conducted for the Committee. Mr. Golden, who has announced his retirement as President and Chief Executive Officer following the 2000 Annual Meeting, did not receive a salary increase in 1999. The salaries for Mr. Marriott, Mr. Nassetta, Mr. Parsons and Mr. Townsend, which had been adjusted for 1999 based on the results of the same compensation study, were increased by approximately 4.5% in each case, effective January 1, 2000.

Annual Incentive Awards

   The Committee determines the performance criteria applicable to the performance-based cash awards at the beginning of each year. The company performance measures adopted for 1999 were based on our financial performance in the areas of funds from operations per share, capital productivity and liquidity. The company performance measures were weighted equally in 1999, and together they account for 50% of the criteria on which the annual cash incentive awards are based. The other 50% is based on individual performance criteria set by the Committee for each executive.

   Mr. Golden received a bonus award of $849,895 for 1999 under the performance-based 1997 Comprehensive Stock and Cash Incentive Plan and pursuant to the 1999 individual and company performance criteria which the Committee set for him. This award was 113.3% of his fiscal year base salary earnings. The other named executive officers received bonus payments ranging from 49% to 107.2% of their salaries for 1999. The Committee considered our financial performance and other objective individual criteria in making the awards.

Restricted Stock

   Restricted stock is our primary long-term incentive vehicle for senior executives. It creates an incentive for senior executives to manage our company in a manner that creates significant long-term value for stockholders. The 1997 Comprehensive Stock and Cash Incentive Plan permits the Committee to make awards of stock with restrictions relating to either continued employment ("time-based" awards) or to performance standards that are set by the Committee ("performance-based" awards). The Committee emphasizes performance-based awards. No additional restricted stock awards were made in 1999. It should be noted that because the performance criteria set by the Committee were not met in 1999, none of the performance-based restricted stock was released to the named executive officers in 1999, and consequently the total compensation to such executive officers was significantly lower in 1999.

Summary

   The Committee believes that the caliber and motivation of our employees, and their leadership, are critical to our success in a competitive marketplace. Effective and motivational compensation programs are essential ingredients to success. The Committee believes that our compensation programs are effective in serving us and our stockholders in the short and long term.

Members of The Compensation Policy Committee

       Harry L. Vincent, Jr., Chairman        J. W. Marriott, Jr.
       R. Theodore Ammon                      Ann Dore McLaughlin
       Robert M. Baylis                       John G. Schreiber

PERFORMANCE GRAPH

   The following line graph compares the yearly percentage change in the cumulative total stockholder return on our common stock against the cumulative total return of the Standard & Poor's Corporation Composite 500 Index (the "S&P 500"), a new peer group index and an old peer group index for the period from December 31, 1994 through December 31, 1999. We have replaced the old peer group with our new peer group because we believe it represents a better comparison for our business following our conversion into a real estate investment trust, or REIT. The companies that make up our new peer group are listed below, and they consist of other lodging companies, several of which are also REITs. The graph assumes an initial investment of $100 in our common stock and in each of the indexes, and the reinvestment of all dividends, including:

  . our distribution of Host Marriott Services Corporation common stock on December 29, 1995 to stockholders; and

  . our distribution of Crestline Capital Corporation common stock on December 29, 1998 to stockholders.

                   Comparisons of Five-Year Cumulative Total
                              Stockholder Returns

                                 1995      1996      1997      1998      1999
                               -------   -------   -------   -------   -------
Host Marriott Corp.            $100.00   $152.78   $187.39   $177.25   $115.04

S&P 500 Index                   100.00    120.26    157.56    199.57    238.54

Old Peer Group Index            100.00    161.91    198.96    239.55    252.75

New Peer Group Index            100.00    176.69    236.88    122.49    124.05

(1) The old peer group index consisted of the following companies: Catellus Development Corp., Hilton Hotels Corp., Hospitality Franchise System, Inc., La Quinta Inns, Inc., Marriott International, Inc., Red Lion Inns LP, The Rouse Company, and Del Webb Corp.
(2) The new peer group index consists of Boykin Lodging Company (BOY), Felcor Lodging Trust Inc. (FCH), Hilton Hotels Corporation (HLT), Hospitality Properties Trust (HPT), LaSalle Hotel Properties (LHO), MeriStar Hospitality Corporation (MHX), Starwood Hotels & Resorts Worldwide, Inc.
    (HOT) and Wyndham International, Inc. (WYN).

THE REIT CONVERSION

   We merged with the former Host Marriott Corporation (a Delaware corporation) on December 29, 1998, in order to reincorporate in Maryland. The merger was part of a series of transactions in which we and our subsidiaries converted our business operations to qualify as a real estate investment trust or "REIT" for federal income tax purposes (the "REIT conversion").

   As a result of the REIT conversion, we now conduct our business primarily through Host Marriott, L.P., a Delaware limited partnership (the "operating partnership"). We are the sole general partner of the operating partnership and hold the majority of the operating partner interest units. As part of the REIT conversion, we and our subsidiaries contributed substantially all of our assets to the operating partnership and its subsidiaries. In exchange, we received their ownership interests in the operating partnership, and the operating partnership and its subsidiaries assumed substantially all our and our subsidiaries' liabilities. In addition, all our employees employed at the time of the REIT conversion became employees of the operating partnership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship between Crestline Capital Corporation and Host Marriott

   As part of the REIT conversion, we made certain taxable distributions to our stockholders on December 29, 1998, including substantially all of the shares of common stock of Crestline, which was formerly one of our wholly owned subsidiaries. Crestline became a separate publicly traded company at that time.

   Richard E. Marriott, the Chairman of our Board, beneficially owns approximately 4.8% of the outstanding shares of common stock of Crestline, and J.W. Marriott, Jr., one of our Directors, beneficially owns approximately 5.2%.

   In connection with this distribution, we entered into a distribution agreement with Crestline, which provided for, among other things:

  . the distribution of shares of Crestline to our stockholders in connection with the Crestline distribution;

  .  the division of certain assets and liabilities between Crestline and us;

  . the contribution to Crestline of our interest in 31 senior living communities;

  .  the transfer to Crestline of the 25% interest in Swissotel Management
     (USA) L.L.C. which we acquired from the Blackstone Entities;

  .  a guarantee by us on certain Crestline debt obligations;

  . the contingent right for a period of ten years to purchase Crestline's interest in Swissotel Management (USA) L.L.C. at fair market value if the tax laws are changed so that we could own such interest without jeopardizing our status as a REIT; and

  . certain other agreements governing the relationship between Crestline and us following the Crestline distribution.

   The Crestline distribution agreement also contained provisions that were designed to allocate financial responsibility for liabilities connected to the business of the senior living communities. Subject to certain exceptions, it provided for Crestline to assume liabilities and cross-indemnities effective as of the date of the distribution.

   A REIT cannot earn income from the operation of hotels but can receive rental income by leasing hotels under the current federal income tax law. Therefore, the operating partnership and its subsidiaries have leased virtually all of their hotel properties to certain subsidiaries of Crestline. Generally, there is a separate Crestline hotel lessee for each hotel property; however, there is a separate lessee for each group of hotel properties if that group has a separate mortgage financing or has additional owners. Each of the lessees is a limited liability company or limited partnership, whose purpose is limited to acting as lessee under an applicable lease.

   Our or our subsidiaries' hotel management agreements, therefore, have been assigned to the Crestline hotel lessees for the term of the applicable leases. Although the lessees have primary liability under the management agreements while the leases are in effect, the operating partnership retains primary liability for certain obligations and contingent liability under the management agreements for all other obligations that the lessees do not perform.

   We have entered into other agreements with Crestline that govern our various ongoing relationships with them. We believe the agreements are fair to both parties and are generally comparable to those which would have been reached in arm's-length negotiations with unaffiliated parties. Among such other agreements between us are:

   (1) Hotel Leases. Through the operating partnership and its subsidiaries, we entered into hotel leases with subsidiaries of Crestline for 121 full-service hotels. In 1999, we sold five of the leased full-service hotels, and we agreed with Crestline to terminate the leases reducing the number of hotels leased from us to 116 full-service hotels. Each hotel lease has a fixed term generally ranging from seven to ten years. Crestline is required to pay:

  .  a minimum rent specified in each hotel lease;

  . plus, to the extent it exceeds the minimum rent, a percentage rent based upon a specified percentage of aggregate sales from the hotels in excess of specified thresholds.

   The amount of minimum rent and percentage rent thresholds will be increased each year based upon any increases in the Consumer Price Index and the Employment Cost Index during the previous twelve months. The hotel leases will generally provide for a rent adjustment in the event of damage, destruction, partial taking or certain capital expenditures. In 1999, Crestline paid us an aggregate amount of $1.175 billion in rent for the hotels leased by us to Crestline.

   Under the hotel leases, Crestline is responsible for paying all hotel operating expenses, including all personnel costs, utility costs, and general repair and maintenance of the hotels. In addition, Crestline is responsible for all fees payable to the hotel manager, including base and incentive management fees, chain services payments and franchise or system fees. However, we remain responsible for real estate and personal property taxes, property casualty insurance, ground lease rent and capital expenditures and for maintaining a reserve fund for furnishings, fixtures and equipment replacements.

   If we dispose of a hotel free and clear of the hotel lease, we have to pay a termination fee equal to the fair market value of Crestline's leasehold interest in the remaining term of the hotel lease using a discount rate of 12%. Alternatively, we are entitled either to:

  . substitute a comparable hotel for any hotel that is sold, with the terms agreed to by Crestline; or

  . sell the hotel subject to the hotel lease and to Crestline's approval under certain circumstances, but without having to pay a termination fee.

   In addition, we have the right to terminate up to 12 hotel leases, in connection with sales of hotels, without having to pay any termination fees. During 1999, we exercised our right to terminate five hotel leases without paying termination fees for five leased hotels that were sold during 1999, although only three of such terminations counted against our right to terminate 12 hotel leases as described above. At the same time, Crestline may terminate up to 12 full-service leases without penalty upon 180-days' notice to us. During 1999, Crestline exercised its right to terminate five hotel leases. We have subsequently agreed with Crestline to continue two of these leases on modified terms, and we are in negotiations with Crestline to continue the other leases for which we have received termination notices from Crestline. We expect to agree with Crestline to extend these leases prior to their various termination dates in fiscal year 2000, which in each case is 180 days after the respective notification date.

   In December 1999, the United States Congress passed new legislation, effective for taxable years beginning after December 31, 2000, which significantly amends the REIT laws applicable to us. Among the changes, the new legislation allows a REIT to own up to 100% of the voting stock of one or more taxable REIT subsidiaries subject to limitations on the value of those subsidiaries. (A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary.) This would enable the operating partnership to lease its hotels to wholly owned taxable subsidiaries if the hotels are operated and managed on behalf of such subsidiaries by an independent third party. The rents received from such subsidiaries would not be disqualified from being "rents from real property" by reason of our ownership interest in the subsidiary so long as the property is operated on behalf of the taxable REIT subsidiary by an "eligible independent contractor."

   As a result of these changes in the federal income tax laws, beginning January 1, 2001, we could lease our hotels to a subsidiary of the operating partnership that is a taxable corporation and that elects to be treated as a "taxable REIT subsidiary." In addition, we have the right, on or after January 1, 2001, to purchase the leases from Crestline for a price equal to their fair market value (which could be significant). We intend to evaluate our options regarding the Crestline leases and have not yet made a decision whether or not to purchase those leases.

   Through the operating partnership we entered into guaranty and pooling agreements with Crestline as part of the Crestline distribution by which Crestline and certain of its subsidiaries guarantee the hotel lease obligations. The hotel leases were placed into four different pools with all hotel leases having similar terms placed into the same pool. The parent subsidiary of each pool has a full guarantee obligation of the hotel leases in its respective pool. For each pool, however, the cumulative limit of Crestline's guaranty obligation will be the greater of:

  . 10% of the aggregate rent payable for the immediately preceding fiscal year under all hotel leases in the pool; or

  . 10% of the aggregate rent payable under all hotel leases in the pool for 1999.

   If Crestline's obligation under a guaranty agreement for a pool is reduced to zero, Crestline can terminate its guaranty and pooling agreement for that pool, and we can terminate the hotel leases in that pool without penalty.

   Upon the commencement of the hotel leases, Crestline purchased the working capital of the hotels from us for approximately $95 million. The purchase price is evidenced by notes that bear interest at 5.12%. Interest on each note is due simultaneously with the rent payment of each hotel lease. The principal amount of each note is due upon the termination of each hotel lease. Upon termination of the hotel lease, Crestline will sell back to us the existing working capital at its then current value. To the extent the working capital at that time is worth less than the value of the note, Crestline will pay us the difference in cash. As of December 31, 1999, the outstanding balance of the hotel working capital notes was $90 million. In 1999, we received $5 million in interest income from Crestline under the working capital notes.

   (2) Furnishings, Fixtures and Equipment Leases. In connection with the Crestline distribution, if the average tax basis of an individual hotel's furnishings, fixtures and equipment ("FF&E") and other personal property exceeded 15% of the aggregate average tax basis of the hotel's real and personal property, there was excess FF&E. In these cases, subsidiaries of Crestline and non-controlled subsidiaries of ours entered into lease agreements for the excess FF&E. The terms of the FF&E leases generally range from two to three years and rent under the FF&E leases is a fixed amount. Crestline will have the option at the expiration of the lease term either to:

  . renew the FF&E leases for consecutive one year renewal terms at a fair market rental rate; or

  .  purchase the excess FF&E for a price equal to its fair market value.

   If Crestline does not exercise its purchase or renewal option, it must pay a termination fee equal to approximately one month's rent. In 1999, Crestline paid our non-controlled subsidiaries an aggregate amount of $23 million in rent under the FF&E leases.

    (3) Limited-Service Hotel Subleases. We lease 71 limited-service hotels under the Residence Inn and Courtyard brands from Hospitality Properties Trust, Inc. These leases have initial terms expiring through 2010 for the Residence Inn properties and 2012 for the Courtyard properties. They are renewable at our option. In connection with the Crestline distribution, subsidiaries of Crestline entered into sublease agreements with us for these limited service hotels. The terms of the subleases will expire simultaneously with the expiration of the initial term of the Hospitality Properties Trust leases. If we elect to renew the leases, Crestline can elect to renew the subleases for the corresponding renewal term.

   Each sublease contains generally the same terms as the Hospitality Properties Trust leases. The Hospitality Properties Trust leases require the lessee to pay rent equal to:

  . a fixed minimum rent, less the cost of any repairs, maintenance, renovations or replacements of the hotel; and

  . an additional rent based upon a specified percentage of gross revenues to the extent they exceed gross revenues from a base year.

   In addition, the leases require the lessee to pay all repair and maintenance costs, impositions, utility charges, insurance premiums and all fees payable under the hotel management agreements. Under the subleases, subsidiaries of Crestline are required to pay us rent equal to the minimum rent due under the leases plus an additional rent based on a percentage of revenues. To the extent the reserves for FF&E replacements are insufficient to meet the hotel's capital expenditure requirements, Hospitality Properties Trust is required to fund the shortfall. Crestline guarantees the rent payable under the subleases up to a maximum of $30 million. The Crestline subsidiaries that are parties to the subleases were capitalized with $30 million in notes from Crestline payable on demand. In 1999, Crestline paid us an aggregate amount of $80 million in rent under the subleases.

   If the federal income tax laws change to allow our subsidiaries or us to operate the hotels directly without jeopardizing our REIT status, we may terminate all of the subleases upon payment of the termination fee. This fee is equal to the fair market value of Crestline's leasehold interests in the remaining term of the subleases using a discount rate of five percent.

   (4) Asset Management Agreements. We and certain of our non-controlled subsidiaries entered into asset management agreements with Crestline in which Crestline agreed to provide advice on the operation of the hotels and review financial results, projections, loan documents and hotel management agreements. Crestline also agreed to consult on market conditions and competition, as well as monitor and negotiate with governmental agencies, insurance companies and contractors. Crestline was paid a fee of $4.5 million in 1999 for these consulting services. The asset management agreements each have terms of two years with an automatic one-year renewal, unless terminated earlier by either party within the terms of the agreements.

   (5) Tax Sharing Agreement. We entered into a tax sharing agreement with Crestline which defines each party's rights and obligations with respect to:

  . deficiencies and refunds of federal, state and other income or franchise taxes relating to Crestline's business for taxable years before the Crestline distribution; and

  .  certain tax attributes of Crestline after the Crestline distribution.

   Generally, the result is that we will be responsible for filing consolidated returns and paying taxes for periods until the date of the Crestline distribution. Crestline will be responsible for filing returns and paying taxes for later periods.

    (6) Non-Competition Agreement. We entered into a non-competition agreement with Crestline that limits both companies' future business opportunities. Until the earlier of December 31, 2008 or the date when it is no longer a lessee of more than 25% of the hotels that we owned at the time of the Crestline distribution, Crestline is generally precluded from owning or acquiring any full-service hotels not leased from us. Crestline is also subject to certain restrictions relating to leasing, operating and managing full-service hotels under its agreement with us.

   In addition, we agreed:

  .  for the time period set forth above:

    . not to lease limited-service or full-service hotels from any real estate investment trust, or

    . to invest in or advise any other entity that leases hotels under the same type of arrangement, subject to certain exceptions; and

  . until December 31, 2003, not to participate in the business of owning, financing or operating senior living communities, subject to certain exceptions.

Relationship between the Blackstone Entities and Host Marriott

   In conjunction with the REIT conversion, in December 1998 the operating partnership acquired 12 upscale and luxury full-service hotels, a mortgage loan secured by a thirteenth hotel, and certain other assets from The Blackstone Group L.P. and a series of partnerships, persons and other entities affiliated with Blackstone Real Estate Associates. We refer to this group of entities as the Blackstone Entities. As part of the Blackstone acquisition, we and the operating partnership entered into a contribution agreement with the Blackstone Entities. This agreement provides that an affiliate of the Blackstone Entities will have the right to designate one person to be included in the slate of Directors nominated for election to our Board of Directors as long as the Blackstone Entities own at least 5% of all of the outstanding operating partnership units (including those operating partnership units held by us and our subsidiaries). The Blackstone Entities designated John G. Schreiber, one of our Directors who was re-elected to the Board at the 1999 annual meeting of stockholders. Mr. Schreiber is a senior advisor and partner of Blackstone Real Estate Advisors L.P., an affiliate of the Blackstone Entities.

   In addition, the Blackstone contribution agreement provides that the operating partnership units beneficially owned by the Blackstone Entities (and their permitted transferees) are redeemable for cash or, at our election, for our common stock. We have granted to the Blackstone Entities (and their permitted transferees) certain registration rights with respect to shares of our common stock obtained upon conversion of the Blackstone operating partnership units.

   The Blackstone contribution agreement also grants the Blackstone Entities an exemption from the ownership limitations contained in the operating partnership's partnership agreement. It also contains standstill provisions which prohibit the Blackstone Entities from engaging in certain activities with respect to the operating partnership and us. For example, the Blackstone Entities may not take any actions in opposition to our Board of Directors. In addition, the Blackstone Entities' ability to acquire and dispose of our voting securities is restricted.

Relationship between Marriott International, Inc. and Host Marriott

   We were operated as a single consolidated company with Marriott International until October 8, 1993. On that date, in connection with the issuance of a special dividend (the "Marriott International distribution"), the consolidated company's businesses were split between Marriott International and us. After that, we retained the capital intensive lodging real estate business and the airport/tollroad concessions business, while Marriott International took over the management of the lodging and service management businesses. (On December 29, 1995, we distributed the airport/tollroad concessions business to our stockholders in the spin-off of Host Marriott Services Corporation.)

   Richard E. Marriott, the Chairman of our Board, beneficially owns approximately 10.6% of the outstanding shares of common stock of Marriott International, and J.W. Marriott, Jr., one of our Directors, beneficially owns approximately 10.8%. In addition, J.W. Marriott, Jr. serves as Chairman of the Board and Chief Executive Officer of Marriott International, and Richard E. Marriott serves as a Director of Marriott International.

   In connection with the Marriott International distribution, we entered into a distribution agreement with Marriott International which allocated the assumption of liabilities and cross-indemnities so that each company shouldered the financial responsibility for its respective business. This distribution agreement has been amended from time to time. Under the Marriott International distribution agreement, Marriott International also obtained a right to purchase up to 20% of each class of our voting stock (determined after assuming full exercise of the right) at its then fair market value (based on an average of trading prices during a specified period). This right is effective until June 2017, but only upon the occurrence of certain specified events generally involving a change or potential change in our control. We have granted Marriott International an exception to the ownership limitations in our charter so that it can fully exercise its purchase right, but the purchase right remains subject to certain ownership limitations applicable to REITs generally.

   We have entered into other agreements with Marriott International in the ordinary course of business and for governing our ongoing relationships. We believe that the agreements are fair to both parties and are generally comparable to those which would have been reached in arm's-length negotiations with unaffiliated parties. Among such other agreements between us and Marriott International are:

    (1) Lodging Management and Franchise Agreements. Marriott International and certain of its subsidiaries entered into management agreements with us and certain of our subsidiaries to manage for fees the Marriott Hotels, Resorts and Suites, Ritz-Carlton hotels, Courtyard hotels and Residence Inns owned or leased by us and our subsidiaries. Marriott International also entered into franchise agreements with us and certain of our subsidiaries. The franchise agreements allow us to use the Marriott brand, associated trademarks, reservation systems and other related items in connection with 13 Marriott hotels for which we have entered into operating agreements with hotel management companies other than Marriott International.

   These agreements reflect market terms and conditions and are substantially the same as agreements of similar types with other third-party owners. As a result of the REIT conversion, however, we have assigned the management agreements and franchise agreements to Crestline. Consequently, it is Crestline's primary obligation to pay Marriott International the management fees and franchise fees owed under these agreements as long as Crestline remains the lessee for hotels governed by these agreements.

   In addition, certain of our non-controlled subsidiaries are partners in several unconsolidated partnerships that owned 226 lodging properties, although 11 of those properties were sold during 1999. These properties are operated by Marriott International or certain of its subsidiaries under long-term agreements. Our non-controlled subsidiaries typically serve as the general partners in such partnerships. In 1999, those unconsolidated partnerships paid fees of $119 million to Marriott International under those agreements. The partnerships also paid $22 million in rent to Marriott International in 1999 for leases of land upon which certain of the partnerships' hotels are located.

    (2) Acquisition Financing. Marriott International has provided to us financing for a portion of the cost of acquiring properties to be operated or franchised by Marriott International. We expect that Marriott International may from time to time provide this type of financing. In 1999, Marriott International did not provide any new acquisition financing, although one of our non-controlled subsidiaries remains indebted to Marriott International for acquisition financing from prior years. The amount of such indebtedness at December 31, 1999 was $38 million.

    (3) Tax Sharing Agreement. We entered into a tax sharing agreement with Marriott International that defines the parties' rights and obligations with respect to:

  . deficiencies and refunds of federal, state and other income or franchise taxes relating to our businesses for tax years prior to the Marriott International distribution; and

  . certain of our tax attributes after the Marriott International distribution.

   We have both agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

    (4) Non-Competition Agreement. We entered into a non-competition agreement with Marriott International that defines the parties' rights and obligations with respect to certain businesses operated by Marriott International and us. In general, we and our subsidiaries are prohibited from entering into or acquiring any business that competes with Marriott International's hotel management business.

    (5) Administrative Services Agreements and Office Space Lease. We have entered into a number of agreements with Marriott International in which Marriott International has agreed to provide certain continuing administrative services for us and our subsidiaries. In addition, we sublease office space from Marriott International. These services and the sublease are provided on market terms and conditions. In 1999, we paid Marriott International $4.6 million for such services and office space. In general, the administrative services agreements can be kept in place at least through the end of 2000, and the sublease continues to 2001.

    (6) Guarantees. In connection with the Marriott International distribution, we entered into agreements with Marriott International in which Marriott International agreed to guarantee our performance in connection with certain partnership, real estate and project loans and other company obligations. These guarantees are limited in an aggregate principal amount to $24 million at December 31, 1999. Marriott International has not been required to make any payments pursuant to the guarantees.

   Other Matters. On February 23, 2000, we entered into an agreement to resolve pending litigation involving certain limited partnerships formed in the 1980s. Host Marriott, Marriott International, and certain of their subsidiaries and affiliates are defendants in these proceedings. Under the agreement, we (or an affiliate) and Marriott International will form an unconsolidated joint venture to acquire all of the limited partners' interests in two limited partnerships that own a total of 120 Courtyard by Marriott hotels for approximately $372 million. The purchase price will be financed with $185 million in mezzanine debt loaned to the joint venture by Marriott International and with equity contributed in equal shares by us (or an affiliate) and by Marriott International. A subsidiary of Marriott International will continue to manage these 120 hotels under long-term agreements. We (or an affiliate) and Marriott International each will also pay approximately $31 million to the limited partners in several other limited partnerships in exchange for dismissal of the complaints and full releases.

   Consummation of the settlement is subject to numerous conditions, including participation thresholds, court approval and various third-party consents. Consequently, there can be no assurance that the settlement transactions will be consummated, and if they are consummated, those transactions could differ materially from those described above.

                                 PROPOSAL TWO:
                            APPOINTMENT OF AUDITORS

   Upon the recommendation of its Audit Committee, our Board of Directors has appointed Arthur Andersen LLP to serve as our independent auditors for the 2000 fiscal year. This appointment is subject to your ratification. Our management considers Arthur Andersen LLP to be well qualified.

   Representatives of Arthur Andersen LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

   The favorable vote of at least a majority of the shares of common stock present in person or by proxy and voting at a meeting at which a quorum is present is required for ratification of the appointment of independent auditors.

   The Board of Directors unanimously recommends a vote FOR such appointment.

                                PROPOSAL THREE:
                        STOCKHOLDER PROPOSAL REGARDING
                       ANNUAL ELECTION OF ALL DIRECTORS

Stockholder Proposal

   Mrs. Evelyn Y. Davis of Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, owns 200 shares of our common stock. As a stockholder, Mrs. Davis has notified us of her intention to propose the following resolution at the Annual Meeting of Stockholders:

   "RESOLVED: That the shareholders of Host Marriott Corporation recommend that the Board of Directors take the necessary steps to reinstate the election of Directors ANNUALLY, instead of the stagger system which was adopted."

Stockholder's Supporting Statement

   In support of the resolution, Mrs. Davis has submitted the following statement:

      "The great majority of New York Stock Exchange listed corporations elect all their Directors each year.

      "This insures that ALL Directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.

      "Last year the owners of 78,082,573 shares, representing approximately 45% of shares voting, voted FOR this proposal.

      "If you AGREE, please mark your proxy FOR this proposal."

The Company's Statement in Opposition

   Mrs. Davis has submitted this proposal at the last fourteen annual meetings of stockholders, and it has been defeated on each occasion. The Board of Directors has again considered the proposal (as has the Nominating and Corporate Governance Committee) and again recommends that stockholders vote AGAINST it for the following reasons:

  . at the 1984 annual meeting of stockholders, holders of more than 86% of the shares of our common stock approved an amendment to our then Certificate of Incorporation (as a Delaware corporation) to classify the Board of Directors into three classes, with one class being elected each year; and

  . at the special meeting of stockholders concerning the REIT conversion held on December 15, 1998, holders of more than 99% of the shares of our common stock voted to approve the transactions comprising the REIT conversion, including the adoption of our Articles of Incorporation for our reincorporation in Maryland. Those Articles of Incorporation similarly classify the Board of Directors into three classes, with one class being elected each year, and they were described in detail and included in full in the proxy statement relating to the special meeting of stockholders.

   Because we have a classified Board of Directors, at least two stockholder meetings are required to effect a change of control of the Board of Directors. It is therefore more difficult to change the membership of the Board of Directors. The Board of Directors believes that the longer time required to elect a majority of a classified Board of Directors helps to assure continuity and stability of our management and policies since a majority of the Directors will always have prior experience as Directors of our company. Another benefit of the existing arrangement is to enhance management's ability to negotiate with the proponent of a proposed corporate takeover or restructuring. The Board of Directors therefore believes that the proposed resolution would, if implemented, be detrimental to the best interests of our stockholders.

Vote Required

   Under our Articles of Incorporation, approval of the proposed resolution requires the affirmative vote of the holders of at least two-thirds (66 2/3%) of the total number of outstanding shares of our common stock as of the annual meeting record date.

   The Board of Directors of the Company unanimously recommends a vote AGAINST such proposal.

OTHER MATTERS

   We do not know of any other matters to be presented at the annual meeting other than those discussed in this proxy statement. If however, other matters are properly brought before the annual meeting, your proxies will be able to vote those matters at their discretion.

STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

   The annual meeting of stockholders for 2001 is tentatively scheduled to be held on May 17, 2001. In order for stockholder proposals to be included in the proxy statement for the 2001 annual meeting, we must receive them no later than December 19, 2000. Stockholder proposals must be in compliance with Rule 14a-8 under the Securities Exchange Act of 1934 (the "Exchange Act") and with our bylaws. They must also be submitted in writing by notice delivered to the Corporate Secretary, Host Marriott Corporation, 10400 Fernwood Road, Bethesda, Maryland 20817-1109. These notices must set forth:

  .  the stockholder's name and address;

  .  the text of the proposal to be introduced;

  . the number of shares of our common stock the stockholder held of record, owned beneficially and represented by proxy as of the date of the notice; and

  . a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice.

   In addition, any stockholder who meets the requirements of the proxy rules under the Exchange Act may nominate a candidate for Director or may bring other business before the annual meeting of stockholders for 2001. For such other business to be included in the proxy materials, it must meet the additional requirements set forth in the paragraph above. Any such nomination or other business must be submitted in writing by notice delivered to the Corporate Secretary, Host Marriott Corporation, 10400 Fernwood Road, Bethesda, Maryland 20817-1109 not later than February 17, 2001 nor earlier than January 18, 2001.

   For Director nominations, the stockholder's notice must list all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or that is required under the Exchange Act. This includes the nominee's written consent to serving as a Director, if elected. For other business, the stockholder's notice must include a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting. It must also describe any material interest that the stockholder or beneficial owner has in that business. In both cases, the stockholder's notice must also set forth (both as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made):

  . the name and address of such stockholder and of such beneficial owner, as they appear on our books; and

  . the number of each class of our shares which are owned beneficially and of record by such stockholder and such beneficial owner.

ANNUAL REPORT AND FORM 10-K

   We are mailing a copy of our 1999 Annual Report and a copy of our Form 10-K for the 1999 fiscal year together with this proxy statement to stockholders of record on the annual meeting record date. Any stockholder who desires additional copies may obtain one (excluding exhibits), without charge, by addressing a request to the Corporate Secretary, Host Marriott Corporation, 10400 Fernwood Road, Bethesda, Maryland 20817-1109. We will charge an amount equal to the reproduction cost if the exhibits are requested.

                                  BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/Christopher G. Townsend
                                  Christopher G. Townsend
                                  Corporate Secretary

                         ANNUAL MEETING OF STOCKHOLDERS
                          OF HOST MARRIOTT CORPORATION

   The 2000 Annual Meeting of Stockholders of Host Marriott Corporation will be held in Salon III at The Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia on Thursday, May 18, 2000 at 11:00 a.m. Doors to the meeting will open at 10:30 a.m.

   A special "Stockholder Annual Meeting" rate is offered at the hotel for Wednesday, May 17, 2000, the night before the meeting. A limited number of rooms is available for this special rate of $209.00, single or double occupancy. To receive this special rate, please call the hotel directly and ask for the Host Marriott Corporation "Stockholder Annual Meeting" rate for May 17. Applicable taxes and gratuities will be additional and reservations are required in advance. This discount may not be used in conjunction with any other discount, coupon or group rate.

                        The Ritz-Carlton, Tysons Corner
                             1700 Tysons Boulevard
                             McLean, Virginia 22102
                           Telephone: (703) 506-4300

Directions to the hotel:

From Ronald Reagan Washington National Airport: Take George Washington Parkway north to I-495 South. Then exit on Tysons Corner/Route 123 South (Exit 11B). Turn right at the first light onto Tysons Boulevard. The Ritz-Carlton Hotel is on the left.

From Dulles International Airport: Take the Dulles Access Road East to Exit 17, Spring Hill Road. Please stay in the far right lane. After paying the toll, turn right onto Spring Hill Road and proceed straight through the traffic light. Spring Hill Road becomes International Drive. Turn left at the third light onto Tysons Boulevard. The Ritz-Carlton Hotel is on the right, next to the MCI Building.

West on I-66 from Downtown Washington, D.C.: Take I-66 West to Exit 67, I 495-Baltimore/Dulles. Then exit on Tysons Corner/Route 123 South, Exit 10A. Continue on Route 123 South, bearing right at the fourth light onto Tysons Boulevard. The Ritz-Carlton Hotel is on the left.

P
R                        Host Marriott Corporation
O             This Proxy is Solicited by the Board of Directors
X                  for the Annual Meeting of Stockholders
Y               to be held Thursday, May 18, 2000, 11:00 a.m.


The undersigned appoints Richard E. Marriott and Terence C. Golden as Proxies. Each shall have power to appoint his substitute. They are authorized to represent and vote, as designated on the reverse side, all shares of Host Marriott Corporation common stock held of record by the undersigned on March 31, 2000 at the Annual Meeting of Stockholders to be held on May 18, 2000, or any adjournment thereof. The Board of Directors recommends votes FOR proposals 1 and 2 and AGAINST proposal 3.

Nominees for election as directors for three-year terms expiring at the 2003 Annual Meeting:

Robert M. Baylis
Terence C. Golden
Ann Dore McLaughlin

Nominee for election as a director for the remainder of the term expiring at the 2001 Annual Meeting:

Christopher J. Nassetta         COMMENTS OR CHANGE OF ADDRESS

                                ----------------------------------------

                                ----------------------------------------

                                ----------------------------------------

                                ----------------------------------------

  (If you have written in the above space, please mark the corresponding box on the reverse side of this card)

         CONTINUED AND TO BE SIGNED ON REVERSE SIDE/SEE REVERSE SIDE

                            Detach Proxy Card Here

                           Host Marriott Corporation
                              10400 Fernwood Road
                         Bethesda, Maryland 20817-1109

                   Notice of Annual Meeting of Stockholders
                       to be held Thursday, May 18, 2000

The Annual Meeting of Stockholders of Host Marriott Corporation will be held on Thursday, May 18, 2000, at 11:00 a.m. in Salon III of The Ritz-Carlton, Tysons Corner, located at 1700 Tysons Boulevard, in McLean, Virginia. Doors to the meeting will open at 10:30 a.m. At the meeting, stockholders will be asked to consider and vote on the following proposals:

Proposal 1: to elect Robert M. Baylis, Terence C. Golden and Ann Dore McLaughlin
            as Directors for three-year terms expiring at the 2003 Annual Meeting and Christopher J. Nassetta as a Director for the remainder of the term expiring at the 2001 Annual Meeting.

Proposal 2: to ratify the appointment of Arthur Andersen LLP as independent auditors; and

Proposal 3: to consider a stockholder proposal to reinstate the annual election of all Directors.

Stockholders will also transact other business if any is properly brought before the annual meeting. If you were a stockholder of record at the close of business on March 31, 2000, you may vote at the annual meeting. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing this proxy card to us in the envelope provided.

Christopher G. Townsend

Corporate Secretary

Please mark your
votes as in this
example.        3562
[x]
------------------------------------------------------------------------

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, FOR proposal 2 and AGAINST proposal 3.
------------------------------------------------------------------------

The Board of Directors Recommends a vote FOR proposals 1 and 2. The Board of Directors Recommends a vote AGAINST proposal 3.
------------------------------------------------------------------------

1. Election of Directors (see reverse) For, except vote withheld   FOR  WITHHELD
   from the following nominee(s):                                 [ ]     [ ]

2. Ratification of appointment of Arthur Andersen LLP as          FOR   AGAINST   ABSTAIN
   independent auditors FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN   [ ]     [ ]       [ ]


3. Stockholder proposal to reinstate the annual election of all    FOR   AGAINST   ABSTAIN
   directors                                                      [ ]     [ ]       [ ]

------------------------------------------------------------------------

I WILL ATTEND THE ANNUAL MEETING               [ ]
CHANGE OF ADDRESS/COMMENTS ON REVERSE SIDE.    [ ]

SIGNATURE(S)
------------------------------------------------------------------------
DATE
------------------------------------------------------------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
------------------------------------------------------------------------

Please carefully detach here and return this proxy in the enclosed reply envelope.

                               Admission Ticket
                          Host Marriott Corporation
                        Annual Meeting of Stockholders
                    Thursday, May 18, 2000, 11:00 a.m. EDT
                       The Ritz-Carlton, Tysons Corner
                                  Salon III
                            1700 Tysons Boulevard
                            McLean, Virginia 22102


AGENDA

1. ELECTION OF FOUR DIRECTORS

2. RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS

3. STOCKHOLDER PROPOSAL TO REINSTATE ANNUAL ELECTION OF ALL DIRECTORS

TRANSACTION OF OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

It is important that your shares be represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card above.

If you and your guest plan on attending the Annual Meeting, please mark the appropriate box on the proxy card above. Present this Admission Ticket to the Host Marriott Corporation representative at the entrance.